Exhibit 99.1

Zion Oil & Gas Launches New Stock Unit Option

Zion anticipating the spudding of their long-awaited Megiddo-Jezreel #1 well

DALLAS and CAESAREA, Israel – May 22, 2017 – Zion Oil & Gas, Inc. (NASDAQ:ZN) announces its new Unit Option program under its Dividend Reinvestment and Common Stock Purchase Plan (DSPP).

“In anticipation of finally spudding our long-awaited Megiddo-Jezreel #1 well, we are launching our new $250 Unit Option that enables potential investors to quickly and easily play a part in Zion’s mission for Israel’s energy independence,” says Victor G. Carrillo, Zion’s CEO.

Starting today, May 22, 2017, and ending July 12, 2017 (unless extended at the company’s sole discretion), Zion is offering this new Unit Option to purchase Units of our securities where each Unit (priced at $250.00) is comprised of:

a)	shares of ZN common stock determined by dividing $250 by the average of the high and low sale prices of the Company’s common stock on the Unit Purchase Date, and
b)	25 common stock purchase warrants. Each warrant (symbol “ZNWAF”) affords participants the opportunity to purchase one share of ZN common stock at a warrant exercise price of $1.00.

The warrants will first become exercisable on August 14, 2017, the 31st day following the Unit Option termination date (unless extended), and continue to be exercisable through August 14, 2020 (three years) at a per share exercise price of $1.00.

If the Company’s Common Stock closing price trades above $5.00 per share for 15 consecutive trading days at any time prior to the warrant expiration date, Zion may provide a notice to warrant holders of an early warrant termination within 60 days of the notice.

All references in the Original Prospectus Supplement, concerning the Unit Option, continue, except for the substitution of the new Unit Option terms and features above. All other Plan features, conditions and terms remain unchanged.

Zion is dedicated to exploring for oil and gas onshore Israel and is 100% focused on its Megiddo-Jezreel License, a large area south and west of the Sea of Galilee that includes the Jezreel and Megiddo valleys. This license gives Zion the exclusive right to explore in an area of approximately 99,000 acres that appears to possess the key geologic ingredients of an active petroleum system with significant exploration potential.

Zion Oil & Gas, Inc. has filed with the SEC a registration statement (including a prospectus) for the unit program under the DSPP to which this communication relates. That prospectus and other documents the Company has filed with the SEC may be obtained at no charge (free) by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company will send you the prospectus upon request by calling toll free 888-891-9466. Direct links to the SEC location, or to the documents in PDF, may be found on Zion’s home page at www.zionoil.com.

Contact:
Zion Oil & Gas, Inc.
12655 North Central Expressway, Suite 1000
Dallas, TX 75243
Andrew Summey:
Telephone: 214-221-4610
Email: info@zionoil.com
www.zionoil.com